EXHIBIT 3

Telephone: (876) 906-2414	ATTORNEY GENERAL’S CHAMBERS
Facsimile: (876) 754-5158	1st Floor - North Tower
E-Mail: attorneygeneral@agc.gov.jm	NCB Towers
Reference Number: : 004-AB631	2 Oxford Road
Kingston 5

March 20, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

U.S.A.

Ladies and Gentlemen:

In my capacity as Director of the Commercial Affairs Division in the office of the Attorney General of Jamaica, I have acted as counsel for the Government of Jamaica (“Jamaica”) with respect to Jamaica’s issuance of U.S.$350,000,000 8.00% Amortizing Notes due 2039 (the “Notes”) in the form of a takedown from Jamaica’s Registration Statement No. 333-136480 (the “Registration Statement”), filed with the Securities and Exchange Commission of the United States of America (the “SEC”), pursuant to Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”).

In arriving at the opinion expressed below, I have reviewed (i) the Registration Statement, (ii) the prospectus included in the Registration Statement, as amended or supplemented March 2, 2007, (iii) the prospectus supplement dated March 8, 2007 filed with the SEC pursuant to Rule 424(b) specifically relating to the Notes (the “Prospectus Supplement”), (iv) the Fiscal Agency Agreement dated as of June 20, 2002 among Jamaica, Deutsche Bank Trust Company Americas and Deutsche Bank Luxembourg S.A., (v) an executed copy of the Authorization of the Issuer dated March 15, 2007 pursuant to which the terms of the Notes were established (together with the Fiscal Agency Agreement, the “Fiscal Agency Agreement”), (vi) the Notes and (vii) the Underwriting Agreement dated March 8, 2007 between Jamaica and Citigroup Global Markets Inc. (the “Underwriting Agreement”). In addition, I have reviewed the originals or copies certified or otherwise identified to my satisfaction of all such documents, orders, directions, agreements and instruments as I have deemed appropriate, and I have made such investigation of law as I have deemed appropriate as a basis for the opinion expressed below.

ATTORNEY GENERAL’S CHAMBERS

Page No. 2

Securities and Exchange Commission	March 20, 2007

Based on the foregoing, I am of the opinion that, subject to compliance with the requirements of the Loan Act 1964 and the Loans (Canada, United States of America and Other Specified Countries) Act 1957, the execution and delivery of the Notes were duly authorized by all the necessary action of Jamaica and, when authenticated by the Fiscal Agent in accordance with the Fiscal Agency Agreement and delivered to and paid for by the Underwriter, the Notes when issued constituted valid and legally binding obligations of Jamaica enforceable against Jamaica in accordance with their terms, subject as to enforcement to legal and equitable limitations relating to or affecting enforceability applicable generally applicable to obligations of sovereigns.

This opinion is limited to the laws of Jamaica and to the Registration Statement, the Fiscal Agency Agreement, the aforementioned Authorization of the Issuer, the Underwriting Agreement and the Notes as at the date of this opinion.

I hereby consent to the filing of this opinion as an exhibit to Amendment No. 4 to the Annual Report of the Government of Jamaica on Form 18-K for the year ended March 31, 2006, and to the use of my name under the caption “Validity of the Notes” in the Prospectus Supplement .

In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under the Securities Act or under the rules and regulations of the SEC.

Yours faithfully,

/S/ Cheryl Lewis
Cheryl Lewis
Director - Commercial Affairs Division